Exhibit 99.12

LOCK-UP AND INSTALLMENT RE-SALES RESTRICTION AGREEMENT

AGREEMENT dated as of May 13, 2011 between and among Next Fuel, Inc., a Nevada corporation (the "Company"), and the parties to counterparts of this agreement as described below (collectively "Shareholder").

WHEREAS, Shareholder has acquired securities of the company or has the right to acquire securities of the Company and the Company desires Shareholder to agree to limit its sales of securities of the Company in order to facilitate the Company raising additional capital, which Shareholder hereby acknowledges and agrees would increase the value of the securities of the Company owned by Shareholder, or prevent the decrease in value of the securities of the Company owned by Shareholder; and

WHEREAS, the Company is requesting other holders of securities of the Company to execute and deliver counterparts to this Agreement, and the parties desire this Agreement and the Related Agreements (as defined herein) shall constitute a single agreement notwithstanding that all parties have not signed the same counterpart and are not named in the same counterpart, and that the promises of each party to the counterparts constitutes valuable and sufficient consideration for the promises of Shareholder under this Agreement.

NOW, THEREFORE, the parties hereby agree as follows:

1.  Definitions.

(a) "Affiliate" shall mean any and all persons and entities who are deemed "affiliates" under either the 1933 Act, the 1934 Act or any rule or regulation of the SEC promulgated under either the 1933 Act or the 1934 Act.

(b) "Common Equivalent Securities" shall mean:  (i) all shares of common stock, (ii) all securities having equivalent rights to common stock; (iii) all options, warrants, convertible securities and other rights to acquire Common Equivalent Securities; and (iv) securities of any class or series that are Publicly Traded.

(c) "Constructive Sale" shall mean with respect to any Common Equivalent Securities:  (i) a short sale of such Common Equivalent Securities; or (ii) entering into or acquiring a derivative contract with respect to such Common Equivalent Securities; or (iii) entering into or acquiring a futures or forward contract to deliver such Common Equivalent Securities; or (iv) entering into any hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits or risk of owning such Common Equivalent Securities.

(d) "Covered Securities" shall mean the following securities of the Company or any Holding Company: (i) all Common Equivalent Securities of the Company or of any Holding Company acquired by Shareholder or any Affiliate of Shareholder whether in the Private Placement or by other means, (ii) all Common Equivalent Securities of the Company or any Holding Company sold in the Private Placement to any person or entity and (iii) all Common Equivalent Securities of the Company or any Holding Company received by Shareholder or any Affiliate of Shareholder in exchange for, or on account of, any Covered Securities, including, without limitation, in connection with any merger, consolidation, exchange reorganization, recapitalization, dividend, split, reverse split or similar transaction or event.

(e) "Covered Transaction" shall mean any of the following acts, transactions or events:

(i)	Sell any of the Covered Securities or other securities of the Company or Holding Company received on account of ownership of the Securities.

(ii)	Transfer, assign or otherwise dispose of any of the Covered Securities.

(iii)	Pledge, hypothecate or otherwise create a lien on any of the Covered Securities.

(iv)	Loan to any person or entity any Common Equivalent Securities of the Company or any Holding Company.

(v)	Sell short any Common Equivalent Securities of the Company or any Holding Company.

(vi)	Enter into a Constructive Sale respect to any Common Equivalent Securities of the Company or any Holding Company.

(vii)
Enter into, terminate, suspend or modify any 10b5-1 or other plan or agreement designed to facilitate trading Covered Securities without the prior written approval of the Company and any Holding Company.

(viii)	Enter into any agreement concerning any of the foregoing transactions, or otherwise facilitate any other person conducting any of the foregoing transactions.

(f) "Holding Company" shall mean any company whose Common Equivalent Securities are Publicly Traded (i) with which the Company merges or consolidates, or (ii) of which the Company or its successor becomes a wholly or majority owned subsidiary.

(g) "Lock-up Period" shall mean the period that begins on the date of this Agreement and that ends at the end on the first anniversary of the end of  the calendar month during which the later of the following two events occur:  (i) the date a Registration  Statement pursuant to Section 5 of the 1933 Act covering the resale by Shareholder of shares of Common Equivalent Securities of the Company or any Holding Company becomes effective by order of the SEC, which Registration Statement includes shares of Common Stock sold in the Private Placement; and (ii) the date the Company and/or any Holding Company receives gross proceeds aggregating at least Three Million ($3,000,000) Dollars (the "Private Placement Target") on a cumulative basis from all sales of securities (including sales to Shareholder and other investors in the Private Placement) of any all series or classes occurring on or after March 15, 2011 other than conversion of outstanding debt.  (For clarification by way of example, if the registration statement becomes effective on October 15, 2011 and the Company achieves the Private Placement Target capital-raising milestone on November 10, 2011, then the Lock-up Period would end on November 30, 2012.)

(h) "Installment Re-Sale Restriction Period" shall mean the period that begins upon termination of the Lock-up Period and that ends on the first (1st) annual anniversary of the beginning of the Installment Re-Sale Restriction Period.  (For clarification, based on the example at the end of Section 1 (g) above, the Installment Re-Sale Restriction Period would begin December 1, 2012 and would end on November 30, 2013.)

(i) "Pro Rata Share" of Shareholder shall mean the percentage determined by dividing (i) the maximum number of Covered Securities owned by Shareholder ("Shareholder’s Ownership"), by (ii) the maximum number of Covered Securities whose resale is restricted under this Agreement and all  Related Agreements.  Securities purchased in Public Markets or from persons or entities other than the Company or any Holding Company shall not be included in the calculation of Shareholder’s Pro Rata Share, unless the Company and any Holding Company agrees to include the same in the calculation.

(j) "Private Placement" shall mean any offer and sale of Common Equivalent Securities of the Company or any Holding Company that occurs on or after March 15, 2011 not including conversion of debt, but on or before December 31, 2011.

(k) "Public Market" shall mean:  (i) any national securities exchange (as defined in the 1934 Act); (ii) NASDAQ or any equivalent automated quotation system; (iii) the Over-the-Counter Bulletin Board; (iv) the Pink Sheets; or (v) any foreign equivalent of any of the above designated in writing by the Company or Holding Company in their sole discretion.

(l) "Publicly Traded" shall mean being sold or quoted for sale in any Public Market.

(m) "Related Agreements" shall mean:  (i) all counterparts of this Agreement referred to above; and (ii) all agreements with holders of Covered Securities that impose re-sale restrictions not materially less restrictive than the restrictions contained in this Agreement.

(n) "SEC" means the Securities and Exchange Commission of the United States of America or its successor agency.

(o) "1933 Act" means the Securities Act of 1933, as amended, and any successor statute.

(p) "1934 Act" means the Securities Exchange Act of 1934, as amended, and any successor statute.

2. Effectiveness.  This Agreement shall become effective when executed and delivered by the Company and Shareholder.

3. Lock-up Period Obligations.  Shareholder hereby agrees that, neither Shareholder not any Affiliate or Permitted Transferee (as defined in Section 7 hereof) of Shareholder will enter into any Covered Transaction during the Lock-up Period.

4. Installment Re-Sale Restriction Period Obligations.  Shareholder hereby agrees that neither Shareholder, nor any Affiliate or Permitted Transferee of Shareholder, will enter into any Covered Transaction during the Installment Re-Sale Restriction Period, except that during any calendar month during the Installment Re-Sale Restriction Period,  Shareholder, together with its Affiliates and Permitted  Transferees, may sell a number of Covered Securities equal to the lower of the following amounts (the "Permitted Volume"):

(a) Eight and One-Half (8.5%) Percent of the highest number of Covered Securities at any time owned by Shareholder (which number shall include all Common Equivalent Securities, whether or not exercised or converted) (the "Stable Measurement Number"); or

(b) The number of Covered Securities obtained by multiplying:  (i) the average weekly reported volume of trading of the Common Equivalent Securities on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks that ended immediately prior to the beginning of the calendar month during which the sale occurs (the "Average Weekly Volume"), by (ii) the Shareholder’s Pro Rata Share.

5. Interpretation.  For purposes of determining compliance with the foregoing, (i) if more than one class or series of Covered Securities are Publicly Traded, a separate calculation for each class or series of Publicly Traded Covered Securities shall be made to determine the Permitted Volume of sales for each class or series and failure to sell the full Permitted Volume of one class or series shall not entitle Shareholder to sell more than the Permitted Volume of any other class or series;  (ii) if Shareholder fails to sell the full Permitted Volume of Covered Securities in any calendar month, the unsold Permitted Volume of Covered Securities may not be carried over to any subsequent calendar month; (iii)  a sale shall be deemed to occur on the date the transaction is executed, not when the order is placed or the securities delivered to complete the sale; (iv)   Shareholder shall have the obligation to cancel any open sale orders at the end of any month, if execution of the order in the following month would cause sales to exceed the Permitted Volume of sales for such later month; (v) prior to selling any Covered Securities in any calendar month , Shareholder shall report to the Company or any Holding Company all sales of Covered Securities in all prior months; and (vi) prior to selling any Covered Securities in any calendar month, Shareholder shall request the Company or Holding Company to confirm to the Shareholder the Permitted Volume of Covered Securities for the Shareholder for that calendar month, but if the Company or Holding Company fails to provide the information within three (3) trading days after written request, the Shareholder shall be entitled to sell Covered Securities equal to the Stable Measurement Number.  In the event any Affiliate or Transferee or Shareholder owns or acquires any Covered Securities, the Company shall be entitled to treat Shareholder and its Affiliates and Permitted Transferees as a single person for purposes of determining compliance with this Agreement, unless the Company otherwise agrees.  Unless the Company or Holding Company designates another person, all communications regarding the foregoing shall be made in writing to the Chief Financial Officer of the Company or Holding Company, who shall make all determinations about the number of Covered Securities permitted to be sold. All determinations by the Company or Holding as to the number of Covered Securities permitted to be sold in any month shall be final and binding on Shareholder, unless the Company or Holding Company has acted in bad faith.  Shareholder shall have the burden of proving bad faith by clear and convincing evidence.

6. Securities Law Compliance.  Shareholder further agrees that both during and after termination of the restrictions set forth above, Shareholder will comply with all securities laws, rules and regulations when purchasing or reselling securities of the Company or any Holding Company, including, without limitation, SEC Rule 144, Section 16 of the 1934 Act, SEC Rule 10b-5 and other restrictions on trading while in possession of material non-public information.  To ensure compliance, Shareholder hereby agrees to comply with any and all insider trading policies the Company or any Holding Company may adopt from time to time effective immediately upon written notice from the Company or any Holding Company of the policy.   Without limiting the foregoing, Shareholder hereby agrees that the determination of the Company or any Holding Company as to whether Shareholder possesses material nonpublic information shall be final and binding on Shareholder.

7. Exceptions.  Notwithstanding the foregoing, the obligations of Shareholder pursuant to Sections 3 and 4 above are subject to the following:

(a) The Board of Directors of the Company or Holding Company may terminate or waive any provision in any Related Agreement that restricts any party to any Related Agreement from taking any action prohibited by Section 3 or 4 of this Agreement   prior to termination of the Lock-up Period or the Installment Re-Sale Restricted Period, provided the Board of Directors of the Company provides Shareholder with the same termination or waiver at the same time and to the same extent.  Except as provided herein, the Company or Holding Company shall not terminate or waive the resale restrictions provisions of any Related Agreement equivalent to Sections 3 and 4of this Agreement without the written consent of Shareholder until the earlier of:  (i) sale by Shareholder of all Covered Securities; or (ii) expiration of the Installment Re-Sale Restriction Period.

(b) Notwithstanding the foregoing, Shareholder may transfer Covered Securities of the Company or Holding Company to a Permitted Transferee:  (i) if the transfer is made by Shareholder without payment or other consideration by the Permitted Transferee; (ii) if a transfer is otherwise permitted under applicable laws, rules, regulations and other agreements and contracts; and (iii) the Permitted Transferee first signs an agreement that includes substantially the terms set forth herein and that is otherwise reasonably acceptable to the Company or Holding Company.  A "Permitted Transferee" means:  (i) if Shareholder is an individual, to any family member or to any trust where the sole beneficiaries are Shareholder and/or family members or to any entity in which Shareholder is a General Manager or General Partner; (ii) if Shareholder is a corporation, to any direct or indirect parent or subsidiary or any shareholder of Shareholder; (iii) if Shareholder is a partnership, to any partner of Shareholder; (iv) if Shareholder is a limited liability company, to any member of Shareholder; and (v) if Shareholder is a trust, to any beneficiary of such trust.  Except for transfers in compliance with this Agreement, any transfer or attempted transfer of any Covered Securities not in compliance with this Agreement, shall be null and void and without effect.

8. Continuation.  The provisions of this Agreement shall continue in effect notwithstanding that any Covered Securities are registered for re-sale or are otherwise sellable under any exemption from registration.

9. Legends and Stop Transfer Instructions.  Certificates evidencing the Covered Securities shall have a legend in form and substance acceptable to the Company and Holding Company referring to the restrictions of this Agreement and the Company or Holding Company may instruct the transfer agent of the Company or Holding Company to stop any transfer of any securities by Shareholder or any Affiliate of Shareholder  in violation of this Agreement and may take any other action required to avoid violation of this Agreement, including, without limitation, obtaining an injunction. Neither the Company nor any Holding Company shall have any liability for any refusal to transfer, unless the Company or Holding Company has acted in bad faith.  Shareholder shall have the burden of proving bad faith by clear and convincing evidence.

10. Amendment by Super Majority.  To provide the Company with flexibility to raise capital or to enter into a merger, consolidation or similar transaction, this Agreement may be amended or supplemented to lengthen the re-sale restrictions in Sections 3 and/or 4 hereof or to decrease the number of Covered Securities that can be sold in any time period pursuant to Section 4 hereof, upon execution and delivery of a written amendment or supplement by:  (i) the Company and any Holding Company; and (ii) the holders of Seventy-Five (75%) Percent of the Covered Securities that are then subject to this Agreement and/or any Related Agreement.  Shareholder hereby agrees to be bound by such amendment or supplement immediately upon request, notice of its provisions and notice that the required signatures have been obtained, notwithstanding that Shareholder  has not executed such amendment or supplement.

11.  Miscellaneous.

(a) Shareholder hereby agrees to cause all Affiliates of Shareholder that own or acquire beneficially or of record any Common Equivalent Securities of the Company or any Holding Company (or any right to acquire any such Common Equivalent Securities) to execute and deliver a counterpart of this Agreement.  All obligations of Shareholder under this Agreement shall apply to any Affiliate of Shareholder which owns or acquires any Common Equivalent Securities of the Company or any Holding Company to the same extent as to Shareholder notwithstanding that such Affiliate has not executed or delivered this Agreement.  Shareholder hereby agrees to be responsible for the actions and omissions of its Affiliates.

(b) Shareholder hereby represents and warrants to the Company as follows: (i) Shareholder is both the record owner and the beneficial owner of the number of Covered Securities on the Signature Page of this Agreement free and clear of any and all pledges, liens, security interests and other rights, claims and encumbrances; (ii) no other person or entity has any contract or other right to acquire any such Covered Securities; (iii) neither Shareholder nor any Affiliate of Shareholder owns of record or beneficially, or has any right to acquire,  any Common Equivalent Securities of the Company other than the Covered Securities; (iv)  Shareholder has full power and authority to execute and deliver and perform this Agreement; and (v) this Agreement has been duly and validly executed and delivered and constitutes a valid and binding agreement of Shareholder enforceable in accordance with its term.

(c) Shareholder agrees to notify the Company or any Holding Company in writing of the acquisition by Shareholder or any Affiliate of Shareholder of any Common Equivalent Securities of the Company or any Holding Company.

(d) The representations, warranties, understandings, acknowledgments and agreements in this Agreement are true and accurate as of the date hereof, shall be true and accurate as of the date of the acceptance hereof by the Company and shall survive thereafter.  Shareholder hereby agrees to indemnify and hold harmless the Company and any Holding Company from and against any loss or expense (including, without limitation, court costs and reasonable attorneys fees and expenses) resulting from any breach by Shareholder or any Affiliate of Shareholder of any representation, warranty, covenant or agreement of Shareholder or any Affiliate of any Shareholder.

(e) Any notices required or permitted to be given under the terms hereof:  (i) may be personally delivered to any party, in which case the notice shall be effective when delivered; (ii) may be sent by overnight courier, in which case the notice shall be effective on the first scheduled delivery date established by such courier service; or (iii) may be sent by certified or registered mail (return receipt requested), in which case the notice  shall be effective five days after being placed in the mail, in each case addressed to a party as provide herein. Except in the case of actual personal delivery, unless indicated otherwise in a notice sent in compliance with this Agreement, the addresses for such communications shall be: (i) if to the Company, to the principal office of the Company at the time of such notice addressed to the Chief Financial Officer of the Company; and  (ii) if to Shareholder, to the address set forth immediately below such Shareholder’s name on the signature pages to this Agreement.

(f) This Agreement shall be enforced, governed and construed in all respects in accordance with the laws of the State of Wyoming, as such laws are applied by Wyoming courts to agreements entered into and to be performed in Wyoming, without regard to principles of conflicts of laws, and shall be binding upon the Shareholder, the Shareholder’s heirs, estate, legal representatives, successors and assigns and shall inure to the benefit of the Company and its successors and assigns.

(g) Each of the parties to this Agreement hereby:  (i) consents to submit itself to the exclusive jurisdiction of the Federal and state courts located in Sheridan County, Wyoming in connection with any dispute arising out of or in connection with this Agreement and  any transactions contemplated by this Agreement (a "Covered Dispute"); (ii) agrees that all claims related to Covered Disputes  shall be heard and determined in any such court; (iii) agrees that it will not attempt to deny or defeat such personal or other jurisdiction; and (iv) agrees not to bring any action or proceeding related to a Covered Dispute in any other court located in any other jurisdiction.  Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding related to any Covered Dispute and waives any bond or surety that might otherwise be required in connection with any Covered Dispute.  Any party hereto may make service upon any other party hereto in connection with any Covered Dispute by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for giving notice under this Agreement.  Nothing herein shall limit any party from serving process in any other manner permitted by applicable law.

(h) Shareholder agrees not to transfer or assign this Agreement, or any of Shareholder’s interest herein, without the express written consent of the Company and any Holding Company.  The Company or Holding Company may assign any or all of its rights under this Agreement without the consent or approval of Shareholder or any party to any Related Agreement.  Except for any Holding Company, this Agreement is not intended, and shall not be deemed to create or confer any rights or remedies upon any person or entity other than the parties hereto (including parties to counterparts of this Agreement) and their respective successors and permitted assigns, or to otherwise create any third party beneficiary hereto.

(i) This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior or contemporaneous representations, warranties, agreements and understandings in connection therewith.

(j) This Agreement may be amended only by a writing executed by all parties hereto.  This Agreement may be executed in one or more counterparts.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

NEXT FUEL, INC. By: /s/ Song Jin Title: President Address for Notices 821 Frank Street Sheridan, WY 82801

/s/ Guangwei Guo
Signature
Mr. Guangwei Guo, shares: 667,000

/s/ Min Peng
Signature
Mr. Min Peng, shares: 116,500, plus 50,000 shares previously purchased = 166,500 shares

/s/ Zhiqiang Sui
Signature
Mr. Zhiqiang Sui  shares: 166,500